Consent of Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements of TierOne Corporation on Forms S-8 (File Nos. 333-114781 and 333-100286) of our report dated March 3, 2004, except for Note 17 as to which the date is August 27, 2004, on our audits of the consolidated financial statements of United Nebraska Financial Co. as of December 31, 2003 and 2002, and for the years ended December 31, 2003, 2002 and 2001, which report is included in this Report on Form 8-K/A.

/s/ BKD, LLP

Lincoln, Nebraska
November 12, 2004